Exhibit 14.1
CODE OF BUSINESS CONDUCT AND ETHICS
Graphic Packaging Holding Company and Subsidiaries
Graphic Packaging Holding Company has a solid reputation for honesty, social responsibility and ethical dealings. Every employee, including every officer and director, shares an obligation to protect and strengthen our good reputation in our relationships with customers, employees, suppliers, competitors, investors, and governmental agencies, and to act consistently with our core values.
Integrity: We are honest in what we do and say. We lead by example. We keep our promises, meet our commitments, and take pride in what we do. We respect our policies and live up to the trust others place in us. Our Company is built on truthfulness and trust.
Respect: We value each person’s unique skills and abilities. We actively listen to each other’s ideas and honor diverse opinions. We appreciate everyone’s contribution and recognize accomplishments. We show common courtesy to each other and our customers. Our work environment is open, honest, supportive and fulfilling.
Accountability: We are personally responsible for doing our job to the best of our ability. We act with initiative, learn from our experiences, share our knowledge and strive to continuously improve our performance. We are dependable and can be counted on to deliver results. We look out for each other’s safety. We effectively use the resources entrusted to us.
Relationships: We depend on each other for our success. Our attitudes are positive, our communications are open and direct, and our actions consider the needs of others. We use our differences to explore new ideas, increase our understanding and win together by combining our strengths.
Teamwork: We share our goals and work together to achieve them. We encourage everyone’s involvement and support each other’s ideas. We help others without being asked. We reach across departments and around our world for the know-how and experience we need to be competitive in the marketplace and responsive to our customers. We celebrate success!
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Consistent with this objective, each employee should:
•	conduct himself or herself in accordance with the law and with full regard for our rights, obligations and ethical responsibilities;

•	conduct himself or herself in a manner that reflects positively on our organization;

•	avoid transactions or situations in which his or her own interests conflict or could be construed to conflict with ours; and

•	address any concerns he or she may have about how business is being conducted with his or her supervisor or manager or through the AlertLine , without any fear of retaliation.
Unfortunately, matters of honesty and fairness are not always apparent or easy to determine in every situation. Accordingly, our Board of Directors has approved a revised Code of Business Conduct and Ethics to provide guidance to our employees in conducting business in accordance with the highest ethical standards. After reading the Code, if you have any questions or doubts about a matter, feel free to discuss them with your manager or supervisor. Full, early and ongoing disclosure can prevent potential problems.
These standards and procedures for ethical business behavior have always been an integral part of our business. We reaffirm our commitment to the highest principles of ethics and business conduct, and ask each of you to reaffirm your personal commitment to these principles.
David W. Scheible
President and
Chief Executive Officer
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CODE OF BUSINESS CONDUCT
AND ETHICS
2011
Our Core Values:
Integrity
Respect
Accountability
Relationships
Teamwork
If you have any questions about how business is being conducted at Graphic
Packaging Holding Company or its subsidiaries, please call the AlertLine
(see attached Exhibit A for the appropriate AlertLine number for your location).
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TABLE OF CONTENTS

INTRODUCTION		1
A.	COMPLIANCE WITH LAWS AND REGULATIONS	1

B.	CONFLICTS OF INTEREST	3

C.	CUSTOMERS AND SUPPLIERS; FAIR DEALING	5

D.	CORPORATE OPPORTUNITY	6

E.	CONFIDENTIAL INFORMATION	6

F.	INSIDER TRADING	7

G.	PERSONAL INVESTMENTS	8

H.	POLITICAL CONTRIBUTIONS	8

I.	PAYMENTS TO GOVERNMENTAL OFFICIALS	9

J.	BOOKS AND RECORDS	10

K.	EMPLOYEE RELATIONS	11

L.	PROTECTION AND PROPER USE OF ASSETS	11

M.	ACCOUNTING COMPLAINTS	12

N.	PUBLIC COMPANY REPORTING	12

O.	AMENDMENT, MODIFICATION AND WAIVER	13

P.	COMPLIANCE WITH THIS CODE	13

Q.	PROCEDURES FOR INQUIRIES	14

R.	NO ADMISSION	14

	ACKNOWLEDGEMENT FORM	15

	EXHIBIT A (ALERTLINE NUMBERS)	16
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Graphic Packaging Holding Company and Subsidiaries
Code of Business Conduct and Ethics
INTRODUCTION
The Graphic Packaging Code of Business Conduct and Ethics (the “Code”) is a practical guide to the business and personal behavior of our employees while conducting our affairs. This Code is intended to promote:
•	compliance with applicable laws, including applicable governmental agency rules;

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosures in documents the Company files with or otherwise submits to the SEC and in other public communications the Company makes;

•	the prompt internal reporting of Code violations to the appropriate persons; and

•	accountability for adherence to the Code.
This Code applies to every employee, officer and director (collectively, “employees”) of Graphic Packaging Holding Company or our subsidiaries worldwide. Please take time to read, review and understand these standards, since you will be subject to them. If objections, possible conflicts, or disagreements with this Code arise, or if you become aware of possible violations of this Code, it is important that we resolve them promptly. It is the obligation of all employees to report known or suspected violations of this Code, law or company policies to their supervisor, to the General Counsel or to the AlertLine (see attached Exhibit A for the appropriate AlertLine number for your location). Taking adverse action against anyone because they raise a concern under this Code is strictly prohibited.
A. COMPLIANCE WITH LAWS AND REGULATIONS
We value our corporate reputation for complying with all applicable federal, state and local laws, rules and regulations that apply to our business around the world. Every employee must share this responsibility. Legal compliance includes, without limitation, the following prohibitions and requirements:
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1.	Making sure that all products we sell comply with all legal safety standards. We will not sell any product we know to be defective and we try to minimize, as much as possible, any hazards from products where there are risks that cannot be avoided entirely.

2.	Employees must comply with all federal and state antitrust laws. Employees should avoid any communication with a competitor about pricing, costs, discounting, promotion, production, marketing, product and health labels, inventories, product development, sales territories and goals, market studies, or other proprietary or confidential information about a competing product.

3.	We are committed to having a work environment where all individuals are treated with respect and dignity. To help achieve this goal, employees must comply with all laws and regulations relating to equal employment opportunity. We will, to the extent practicable, establish affirmative action programs for all legally protected classes of people. Employees may not discriminate against or harass any employee or applicant for employment, or anyone else who is in our work environment, based on race, sex, age, color, ethnic background, religious beliefs, national origin, ancestry, marital status, sexual orientation, physical or mental disability, because he or she is a disabled veteran or veteran of the Vietnam Era, or because of any other legally-protected characteristic.

4.	We are committed to having a safe workplace and to complying with all laws that address safety in the workplace. All employees are responsible for ensuring that their work area is safe and that any safety hazards are reported right away so they can be corrected.

5.	We will comply with all applicable environmental laws and regulations and maintain programs and procedures to make employees aware of their environmental responsibilities. In addition, all employees should constantly be sensitive to how their activities impact the environment. They should strive to preserve and improve the quality of the environment.

6.	We will respect our property and the property of others by protecting it from unauthorized uses. All employees will comply with all applicable copyright laws related to computer software or any other written or electronic materials that are used for work. Employees may not use computer software on PC’s or other computers or any other materials, such as books or articles, in any manner not specifically authorized by the vendor agreement and our policies.

7.	We will only purchase products and services from vendors whose labor force is made up of employees with a minimum age of not less than 16 years, and whose labor force used in producing the goods is not furnished, wholly or in part, by convicts or prisoners, except convicts or prisoners on parole, supervised release, or probation. All vendors and suppliers are expected to
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comply with all applicable laws and regulations in the production of goods and services for us and in the conduct of their business with us.
We will cooperate with law enforcement authorities in the prosecution of anyone (employee or non-employee) involved in theft, fraud or any other illegal activity.
This Code does not summarize all laws, rules and regulations applicable to us and our employees. Please consult with our Law Department if you have any questions.
B. CONFLICTS OF INTEREST
Consistent with this Code of Business Conduct and Ethics, we respect the rights of all employees to engage in and carry on all activities outside their employment with us that are legal, do not interfere with the performance of assigned duties, do not involve misuse of our influence or assets, and do not involve risk to our good reputation.
All employees should avoid any conflict, or the appearance of any conflict, between his or her personal interests (including familial interests) and our interests. A conflict of interest can arise when an employee takes actions or has an interest that may make it difficult to perform his or her work objectively and effectively. Conflicts of interests also arise when employees or their family members receive improper personal benefits as a result of the employee’s position with us, whether received from us or a third party. Loans or guarantees of obligations to employees and their respective immediate family members may create conflicts of interest. Federal law prohibits extensions of credit in the form of a personal loan to our directors and executive officers.
Conflicts of interest may not always be clear-cut, so if you have a question, please consult with your supervisor or our Law Department.
The following paragraphs further define our policy concerning conflicts of interest:
1.	Any existing material (financial or otherwise) interest in any customer, supplier or competitor of the Company must be promptly disclosed to the Company upon an Employee’s employment with the Company. Although materiality depends on the individual circumstances, an interest would be considered material if it involves more than 5% of the employee or family member’s net worth, or represents a 5% or greater ownership interest of the customer, supplier or competitor.

2.	Commercial bribery is illegal and the payment or receipt of any business-related bribe or kickback is prohibited. Employees and their family members may not directly or indirectly accept money or other gifts, services, entertainment or trips from any person or outside concern that does or seeks
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to do business with us, unless they are of nominal or token value. Gifts, service or entertainment are not of nominal or token value if they are likely to influence an employee’s independent business judgment.

Generally, permissible entertainment includes the actual cost of meals, beverages, greens fees, and theater or arena tickets where the entertainment is occasional and related to a legitimate business purpose. Permissible business entertainment does not include the use of condominiums, hunting lodges, or similar personal accommodations or trips, unless an employee obtains prior approval from an appropriate senior officer.

3.	The following activities are prohibited unless approved or ratified by the Audit Committee of the Board of Directors pursuant to the policy regarding Related Party Transactions:
a.	Acquiring any material interest (financial or otherwise, as defined in paragraph 1. above) in any customer, supplier of merchandise or services, or competitor of the Company

b.	Providing managerial or consulting services or serving as a director to any customer, supplier or competitor of the Company, except with the President and CEO’s prior knowledge and approval. (Any employee serving on the board of directors of any public company requires approval of the Company’s board of directors.)

c.	Providing any information in a consulting or other capacity to a hedge fund or other investment organization about the Company or its customers or suppliers with whom the employee has had contact on behalf of the Company.

c.	Representing us in any transaction with another organization in which an employee or a family member has a material personal interest.

d.	Purchasing or obtaining merchandise from us, regardless of condition, for the purpose of resale.

e.	Accepting loans from any person or entity having or seeking business with us, except recognized financial institutions at market interest rates.

f.	Supervising, making or reviewing employment decisions that relate to a relative or an individual with whom the employee is engaged in a romantic relationship.
Each employee is required to disclose fully any benefit, interest or activity that is or may be in violation of the Code to his or her immediate supervisor. To the extent possible, such disclosure should be made before a potential conflict
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arises. Any employee with questions regarding the application of the Code should address those questions to his or her immediate supervisor or the Law Department.
The employee’s immediate supervisor shall report the matter to his or her Senior Vice President, who will consult with our General Counsel to determine the course of action, if any, to be taken.
Any employee who knows or suspects another employee of any conflicts of interest, or other violations of this Code must inform his or her supervisor or our General Counsel and/or report his suspicions by calling our AlertLine (see attached Exhibit A for the appropriate AlertLine number for your location). All employees must fully cooperate with all investigations regarding suspected violations of this Code. Failure to report or to cooperate will be considered a violation of the Code and the employee will be subject to appropriate disciplinary action, up to and including termination.
C. CUSTOMERS AND SUPPLIERS; FAIR DEALING
We will work with our customers and suppliers in a manner that reflects a strong sensitivity and concern for social responsibility and ethical dealings, and will maintain our solid reputation for honesty and fairness in all transactions. Every employee shares an obligation to protect and strengthen our good reputation in all our relationships with our customers and suppliers. Each employee will deal fairly with our customers and suppliers, as well as our competitors and employees. Employees may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.
In furtherance of this policy:
1.	No bribe, payoff, kickback or other payment for any improper or illegal purpose will be made by or on our behalf, directly or indirectly, regardless of motive, to or for the benefit of any customer, supplier, developer, or any of their employees.

2.	Social amenities, reasonable entertainment, and other courtesies consistent with our policies may be extended to customers, suppliers, or their employees. Expensive gifts or lavish entertainment may not be offered or furnished to any customer, supplier or their employees.

3.	No customer will be billed for any amount in excess of actual selling price of the goods or services. No part of the purchase price will be rebated to a customer, except in accordance with approved plans and programs. Appropriate credit will be given for the value of all merchandise returned by customers consistent with our policies.
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4.	All sales will be billed directly to the purchaser by written invoice setting forth, in sufficient detail, the goods and services involved and the amounts owed by the customer.

5.	Employees will seek the best price available when purchasing goods or services for us and will document the purpose and actual amount of the payment.

6.	All payments by us or on our behalf, including fees or commissions paid to attorneys, consultants, advisors, dealers, agents, or other representatives, will be made by check, draft, wire transfer, electronic fund transfer, or other document transfer, drawn to the order of the appropriate party and supported by documentation reflecting the actual purpose.
D. CORPORATE OPPORTUNITY
Employees may not take for themselves opportunities that properly belong to us or are discovered through the use of our property, information or position. Employees also may not use our property, information or position for personal gain or compete with us in any way. Employees owe a duty to us to advance our legitimate interests when the opportunity to do so arises. Employees are also required to make full disclosure of any situation or transactions which would compromise, or appear to compromise the Employee’s independence, or the interest of the Company.
E. CONFIDENTIAL INFORMATION
We have always worked diligently to communicate accurately and on a timely basis with our shareholders, investment professionals, and other members of the public. Federal law generally requires us to make available a timely flow of information to all members of the public, with equal access, which is consistent with our goal of maintaining the trust and confidence of the investing public.
Employees must maintain the confidentiality of confidential information entrusted to them by us or our suppliers or customers, except when disclosure is authorized in advance by our Law Department, or required by laws, regulations or legal proceedings. Whenever possible, employees should consult the Law Department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to our competitors, or harmful to us or our customers if disclosed.
Our financial information is always considered confidential, unless it has been published in reports to our shareholders or otherwise publicly disseminated. This and any other confidential information must be treated with proper security at all times. No one may disclose such confidential information without the prior approval of our Chief Financial Officer or our General Counsel.
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All files, records and reports (including computerized data) acquired or created in the course of employment belong to the Company. Originals and copies of these documents may be removed from our facilities only for the purpose of performing the employee’s job, and must be returned at any time upon request.
All terminated employees must immediately return all written material (including computerized data) prepared by, or for us, to their immediate supervisor.
F. INSIDER TRADING
In the course of operating our business, employees frequently have access to financial information, operating results, and plans that have not been made public. This is especially true of employees working at our headquarters, where such information is collected, assembled and analyzed. This information may be “material,” and federal securities laws prohibit persons possessing “material” non-public information from trading in our securities or providing that information to others.
Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in determining whether to buy or sell or hold our securities. Non-public information concerning periodic financial results is nearly always “material.” Employees possessing material inside information shall not trade in our securities until the information has been publicly distributed, and then only in accordance with the following rules:
1.	Window for Trading. Our Board, Corporate Officers appointed by the Board, Investor Relations personnel and selected financial personnel may not purchase or sell our common stock during the period commencing 14 days prior to the end of any fiscal quarter and ending on the third business day following public announcement of our annual or quarterly financial results. Even during periods when purchase or sales of our common stock is permitted, however, trading is prohibited if the insider possesses material non-public information. This policy is intended to assure that insiders do not violate federal securities laws, to insure the continued confidence of investors in our common stock, and to avoid any appearance of impropriety.

2.	Short Sales. Our trading policy prohibits any employee from selling our common stock if the seller does not then own the common stock or failing to deliver the common stock within 20 days after the sale or failing to mail the shares of common stock for clearing within five days after the sale. The transactions that this policy prohibits are “short sales” and sales “against the box.” In a “short sale,” the seller attempts to profit from an anticipated drop in a market price by selling securities he or she does not then own and covering the sale with securities bought after the decline. A sale “against the box” is a
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hedging device in which the seller owns the securities in question but can cover his sale with other securities bought during the price decline while holding securities already owned “in the box” for long-term gain. It is contrary to an employee’s obligation of loyalty to us to engage in “short sales” or sales “against the box.”

3.	Writing or Trading Options. Employees may not write or trade in options on our common stock. Prohibited transactions include buying and selling (or “writing”) put or call options, whether or not the trader owns common stock underlying the option (as in the case of “covered” call options, for example).

4.	Six-Month Trading Rule. Directors and officers meeting the definition of an “executive officer” must additionally comply with Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Executive officers are designated by the Board of Directors. Executive officers and directors must report their transactions in our common stock to the SEC and are liable to us for short-swing profits resulting from any non-exempt combination of purchase and sale of our common stock within a period of less than six months. Section 16 also prohibits short sales by executive officers and directors. Additional details are available to directors and executive officers in our Policy Statement on Insider Trading.

For more information see the Policy Statement on Trading Securities of Graphic Packaging Holding Company, available on our website, or from the Law Department upon request.
G. PERSONAL INVESTMENTS
Employees should avoid financial activities that would reflect adversely on the Company.. Employees may make personal investments in corporate stock, bonds, real estate, partnerships, money market instruments, or other securities, including our common stock (See Section F). Employees may not invest in securities, enterprises or other activities of customers and suppliers that are not available to the public without the prior written approval of our President and Chief Executive Officer.
H. POLITICAL CONTRIBUTIONS
No employee shall, during normal business hours or on our premises, solicit contributions for any political party, organization or committee, or any candidate for public office, whether on our behalf or individually, except in connection with a solicitation on behalf of any political action committee established by us, or that is approved by our President and Chief Executive Officer. No employee shall use coercion of any kind in connection with any permissible solicitation. No employee shall use our funds or property in support of any political party, organization or
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committee, or any candidate for public office unless this is permitted by law and approved by our President and Chief Executive Officer.
I. PAYMENTS TO GOVERNMENTAL OFFICIALS
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. Payments to government officials of any country are strictly prohibited. In addition, there are legal limitations on business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these regulations would not only violate our policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Governmental officials include elected or appointed officials of any foreign or domestic federal, state, county, municipal or other political subdivision, agencies thereof, and their families and employees. Our Law Department can provide guidance to you in this area.
It is our policy that:
1.	No bribe, payoff, kickback, or other payment of any questionable, improper, or illegal purpose shall be made by us or on our behalf, directly or indirectly, regardless of motive, to or for the benefit of any governmental agency, officials, or their families or employees.

2.	No funds or assets of any type shall be paid, loaned or given to or for the benefit of any governmental agency or official, and no transaction shall be entered into with or for the benefit of any governmental agency or official, except for a legitimate business purpose, in accordance with applicable law and customs, and in compliance with the following policies and procedures:
a)	No government official shall be retained or otherwise compensated by an employee or the Company to perform services related to a matter within the scope of that person’s official functions or the duties and responsibilities of the governmental body by which that person is employed, to assist in obtaining or retaining governmental business or to influence legislation or regulations.

b)	Social amenities, reasonable entertainment, and other courtesies consistent with our policies may be extended to governmental officials to the extent customary and proper in the jurisdiction in which offered. Expensive gifts or lavish entertainment shall not be offered or furnished to any government official.
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J. BOOKS AND RECORDS
All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect our transactions and must conform both to applicable legal requirements and to our system of internal controls. Unrecorded or “off the books” funds or assets may not be maintained unless permitted by applicable law or regulation.
The integrity of our accounting is based on the validity, accuracy, and completeness of supporting documents and original entries in our books and records.
Records should always be retained or destroyed according to our record retention policies. In accordance with these policies, in the event of litigation or governmental investigation, consult our Law Department.
In furtherance of these policies:
1.	All transactions affecting us, directly or indirectly, will be recorded on and documented properly and accurately in our books and records in accordance with our policies and procedures.

2.	All accounts established and maintained by us or for our benefit will be recorded on and documented properly and accurately in our books and records in accordance with our policies and procedures.

3.	In accordance with our policies and procedures, all cash and cash equivalents received by us or on our behalf will be promptly recorded on our books and records and deposited with or maintained by a bank or other institution, except cash or cash equivalents required for normal business operations.

4.	Each employee involved in creating, processing or recording accounting information affecting us will be held responsible for our integrity.

5.	Compliance with generally accepted accounting principles and our internal accounting controls, policies and procedures is required.

6.	No false or intentionally misleading entries will be made in our books and records or in connection with any related documentation.

7.	No fund or asset that is not disclosed or recorded will be established or maintained, directly or indirectly, for any purpose.
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8.	Complete and accurate information will be given in response to inquiries from any of our accounting functions, the Law Department, Internal Audit, and our independent auditor.
K. EMPLOYEE RELATIONS
We want to have a workplace that is comfortable and safe for all of our employees. Our policies and practices are designed to promote fairness and respect for all individuals, to maintain the safest possible working conditions, and to foster a work environment where diversity and inclusion are valued. We do not tolerate discrimination, harassment or retaliation. Workplace violence, threats, and other behaviors that disrupt the workplace or that put our employees at risk are strictly prohibited.
We base all employment decisions, including selection, development and compensation decisions, on skills and performance. We adhere to the employment policies and practices of non-discrimination as it relates to sex, race, color, religion, natural origin, ancestry, marital status, sexual orientation, age, disability, veteran status, or any other legally-protected personal characteristic.
We do not tolerate inappropriate behavior or harassment by, or of, our employees. Harassment is any behavior that unreasonably interferes with job performance or creates an intimidating, hostile or offensive work environment. All employees are expected to conduct themselves in such a manner as to maintain a working environment free of discrimination and harassment of any kind, including sexual or racial harassment.
It is our policy to comply with all applicable wage and hour laws, laws related to workplace safety and health, and other laws that govern the relationship between the Company and employees.
All of us, particularly management, must respect and preserve the individual rights and dignity of every employee.
L. PROTECTION AND PROPER USE OF ASSETS
All employees should protect our assets and ensure their efficient use. Our assets include physical, financial, and intellectual property (patents, trade secrets, trademarks, copyrights, and other proprietary information), and any other asset that belongs to the Company. Theft, carelessness and waste have a direct impact on our profitability. Our assets should be used for legitimate business purposes only.
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M. ACCOUNTING COMPLAINTS
Our policy is to comply with all applicable financial reporting and accounting regulations. If any employee has concerns or complaints regarding questionable accounting or auditing matters, then he or she should submit those concerns or complaints (anonymously, confidentially or otherwise) to our General Counsel or report such concerns or complaints by calling our AlertLine (see attached Exhibit A for the appropriate AlertLine number for your location).
N. PUBLIC COMPANY REPORTING
As a public company, it is critically important that the reports and documents we file with the SEC and other public communications be complete, accurate, timely and understandable in all material respects. Depending on their position, an employee may be called upon to provide necessary information to assure that our filings and other public communications meet these standards. We expect employees to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to our public disclosure requirements.
In addition, our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions must follow the following guidelines to promote the foregoing:
1.	Carefully review drafts of reports and documents that we are required to file with or submit to the SEC before they are filed or submitted, as well as our press releases or other public communications before they are released to the public.

2.	Meet with our disclosure committee, members of senior management not on the disclosure committee, division heads, accounting staff and others involved in the disclosure process to discuss their comments on the draft report, document, press release or public communication.

3.	Establish and maintain disclosure controls and procedures that ensure that material information is included in each report, document, press release or public communication in a timely fashion.

4.	Consult with the Audit Committee of the Board on a regular basis to determine whether they have identified any weaknesses or concerns with respect to internal controls.

5.	When relevant, confirm that neither our internal auditors nor our independent auditors are aware of any material misstatements or omissions in the draft report or document, or have any concerns about management’s discussion and analysis section of a report.
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6.	Promptly bring to the attention of the Audit Committee of the Board matters that could compromise the integrity of our financial reports, or disagreements on accounting matters.
O. AMENDMENT, MODIFICATION AND WAIVER
This Code may be amended or modified only by the Board of Directors. Waivers of or changes in this Code for our executive officers or directors may only be granted by the Board or the Nominating and Corporate Governance Committee, subject to the requirements of the Exchange Act and the applicable rules of the New York Stock Exchange, and must be promptly disclosed to our stockholders.
P. COMPLIANCE WITH THIS CODE
Any employee having information or knowledge of any actual or contemplated violation of this Code shall promptly inform his or her supervisor, report the matter to our General Counsel or call our AlertLine to report the matter. With respect to actual or contemplated violations of this Code involving an executive officer, including our principal executive officer, principal financial officer, principal accounting officer or controller, such matters should be reported to our General Counsel or via our AlertLine. Employees may call the Alertline at the number for their location as shown on the attached Exhibit A.
The Internal Audit function, as part of our regular procedures, shall assess compliance with this Code. Any matters discovered by Internal Audit that appear to violate this Code shall be investigated, and serious violations will be reported to the Audit Committee of the Board, our Chief Executive Officer and our General Counsel.
Our independent auditors shall report in writing to our Internal Audit Department and our General Counsel any matter discovered during their examination of our financial statements that appear to violate this Code.
All management employees (and those non-management employees designated by senior management), shall be required at least annually to affirm to the best of their knowledge, that they have complied with this Code, have no knowledge of any violation of this Code not previously reported and have not been requested to engage in any activity in violation of this Code. Employees may also be required to submit detailed information on any business interest in which they or their immediate family are involved if the Company has reason to believe that those interests may pose a conflict of interest.
An employee’s failure to comply with this Code will result in disciplinary action that, depending on the seriousness of the matter, may include reprimand, probation, suspension, demotion or dismissal. Disciplinary measures will apply to supervisors and senior executives who condone questionable, improper, or
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illegal conduct; who fail to take appropriate corrective action when such matters are brought to their attention; or who allow unethical or illegal conduct to occur because of their inattention to their supervisory responsibilities.
We will not permit retaliation of any kind against employees for good faith reports or complaints of either violations of this Code or other illegal conduct.
Q. PROCEDURES FOR INQUIRIES
This Code provides a framework to guide employees in their day-to-day conduct. However, it is not possible to cover the infinite variety of situations to which the above policies apply. If you encounter a situation that requires policy interpretation, do not proceed until you clarify your responsibilities under this Code. Any questions regarding the Code or the interpretation of laws or regulations as they apply to our operations should be referred to the Law Department. While we wish to preserve the privacy of our employees and their rights to conduct their personal affairs without interference, full and timely resolution of situations can usually avoid problems. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about illegal or unethical behavior and the best course of action in a particular situation.
R. NO ADMISSION
This Code is intended solely for the Company’s internal use and does not constitute an admission, by or on behalf of the Company or its subsidiaries, as to any fact, circumstance, or legal conclusion.
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I have read and understand the Code of Business Conduct and Ethics Policy for Graphic Packaging Holding Company and its Subsidiaries. I fully and completely understand that I am responsible for the policy as it applies to me and I am aware of the procedures for reporting violations of the policy. I represent, by signing below, that I am not aware of any possible violations of this policy that I have not reported as of the time I am signing this acknowledgement. I further understand that if I violate the policy or fail to report a violation of the policy that I will be subject to discipline up to and including termination of employment.
I understand that I may report a violation, by calling the Altertline available 24 hours a day, 7 days a week (see attached Exhibit A for the appropriate AlertLine number for your location).
     I understand that I will not be subjected to any adverse action or retaliation for filing a good faith report with the Hotline.

Signature

Printed Name

Location/Facility

Title

Date
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EXHIBIT A
ALERTLINE PHONE NUMBERS

Australia	1.800.881.011 to place calls using Telstra
1.800.551.155 to place calls using Optus
Then dial: 866.490.3235
Brazil	Dial this number first when calling from Brazil:
0.800.890.0288 or 0.800.888.8288
Then dial: 800.563.0190
Canada	1.866.490.3235
China	Dial this number first when calling from China:
(Northern) 108.888 to place calls from the Beijing region
(Southern) 108.11 to place calls from the Shanghai and Guangzhou regions
Then dial: 800.563.0190
Cyprus	800.900.10 866.490.3235
Denmark	800.100.10 866.490.3235
France	0.800.99.0011 866.490.3235
Germany	800.225.5288 866.490.3235
Italy	800.172.444 866.490.3235
Japan	Dial this number first when calling from Japan:
00.539.111 to place calls using KDDI
00.665.5111 to place calls using Softbank Telecom
00.441.1111 to place calls using Softbank Telecom
Then dial: 866.490.3235
Mexico	Dial this number first when calling from Mexico:
01.800.288.2872 or 001.800.462.4240
Then dial: 800.563.0190
Spain	900.99.0011 866.490.3235
United Kingdom	Dial this number first when calling from the U K
0.800.89.0011 or 0.500.89.0011
Then dial: 866.490.3235
United States	1.800.563.0190
Revised February 17, 2011